Exhibit 99.1

T2 Biosystems Appoints Industry Veteran John Sperzel as Chief Executive Officer

LEXINGTON, Mass., January 9, 2020 — T2 Biosystems, Inc. (NASDAQ:TTOO), a leader in the development of innovative diagnostic products for critical unmet needs in healthcare, today announced that its Board of Directors has appointed diagnostics industry veteran John Sperzel as President and Chief Executive Officer (CEO), effective immediately. Mr. Sperzel, who will also join the Board of Directors, succeeds John McDonough, who will continue with his Board leadership role serving as non-Executive Chairman.

“I am honored to join T2 Biosystems as its second CEO at this important transitional moment,” said Mr. Sperzel. “This is an exciting time for the company, in the battle against sepsis, and I look forward to leading the business to its next chapter of growth. Sepsis represents $27 billion in annual U.S. healthcare costs and claims more lives annually than lung cancer, colorectal cancer, and breast cancer combined. T2 Biosystems has the only FDA-cleared diagnostic tests to detect sepsis-causing pathogens directly from whole blood, which can save lives, reduce healthcare costs, and fight antimicrobial resistance.”

During 2019, T2 Biosystems achieved a number of important milestones: 1) the T2ResistanceTM Panel was granted U.S. Food and Drug Administration Breakthrough Device designation and CE Mark approval in Europe, 2) Centers for Medicare & Medicaid Services established T2Bacteria® as the first diagnostic product to gain incremental reimbursement through its New Technology Add-On Payment program, and 3) a U.S. Government entity awarded a significant milestone-based contract to fund development of new and expanded products.

“We are thrilled to welcome John as President and CEO at T2 Biosystems,” said Mr. McDonough. “John’s leadership, passion and deep commercial experience make him well-suited to lead the company through a stage of rapid growth. We look forward to working with John and the senior leadership team to bring our novel technology to more clinicians so they can do what matters most – save lives.”

Mr. Sperzel brings a wealth of leadership and operating experience to T2 Biosystems. He most recently served as President and CEO of Chembio Diagnostics, Inc. (NASDAQ: CEMI), a leading point-of-care diagnostics company focused on infectious diseases, from 2014 through 2020. Under his leadership, Chembio established direct U.S. and international sales teams resulting in significant growth, entered collaborations with two major pharmaceutical companies to create additional revenue opportunities, and made commercial investments in Latin America and Southeast Asia. Prior to Chembio, Mr. Sperzel served as President and CEO of ITC Medical, a privately-held point-of-care diagnostics company owned by Warburg-Pincus. Previously. Mr. Sperzel held executive and commercial leadership positions at Axis-Shield (Abbott), Bayer Diagnostics (Siemens), Instrumentation Laboratory, and Boehringer Mannheim (Roche). Mr. Sperzel holds a Bachelor of Science in Business/Management from Plymouth State University.

About T2 Biosystems

T2 Biosystems, a leader in the development and commercialization of innovative medical diagnostic products for critical unmet needs in healthcare, is dedicated to improving patient care and reducing the cost of care by helping clinicians effectively treat patients faster than ever before. T2 Biosystems’ products include the T2Dx® Instrument, T2Candida® Panel, T2Bacteria® Panel, and the T2Resistance PanelTM, and are powered by the proprietary T2 Magnetic Resonance (T2MR®) technology. T2 Biosystems has an active pipeline of future products, including products for the detection of additional species and antibiotic resistance markers of sepsis pathogens, and tests for Lyme disease.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All statements contained in this press release that do not relate to matters of historical fact should be considered forward-looking statements, including, without limitation, statements regarding additional patients, timing of testing patients, anticipated product benefits, strategic priorities, product expansion or opportunities, growth expectations or targets, timing of FDA filings or clearances and anticipated operating expenses, as well as statements that include the words “expect,” “intend,” “plan”, “believe”, “project”, “forecast”, “estimate,” “may,” “should,” “anticipate,” and similar statements of a future or forward looking nature. These forward-looking statements are based on management’s current expectations. These statements are neither promises nor guarantees, but involve known and unknown risks, uncertainties and other important factors that may cause actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements, including, but not limited to, (i) any inability to (a) realize anticipated benefits from commitments, contracts or products; (b) successfully execute strategic priorities; (c) bring products to market; (d) expand product usage or adoption; (e) obtain customer testimonials; (f) accurately predict growth assumptions; (g) realize anticipated revenues; (h) incur expected levels of operating expenses; or (i) increase the number of high-risk patients at customer facilities; (ii) failure of early data to predict eventual outcomes; (iii) failure to make or obtain anticipated FDA filings or clearances within expected time frames or at all; or (iv) the factors discussed under Item 1A. “Risk Factors” in the company’s Annual Report on Form 10-K for the year ended December 31, 2018, filed with the U.S. Securities and Exchange Commission, or SEC, on March 14, 2019, and other filings the company makes with the SEC from time to time. These and other important factors could cause actual results to differ materially from those indicated by the forward-looking statements made in this press release. Any such forward-looking statements represent management’s estimates as of the date of this press release. While the company may elect to update such forward-looking statements at some point in the future, unless required by law, it disclaims any obligation to do so, even if subsequent events cause its views to change. Thus, no one should assume that the Company’s silence over time means that actual events are bearing out as expressed or implied in such forward-looking statements. These forward-looking statements should not be relied upon as representing the company’s views as of any date subsequent to the date of this press release.

Media Contact:

Gina Kent, Vault Communications

gkent@vaultcommunications.com

610-455-2763

Investor Contact:

Zack Kubow, W2O Group

zkubow@w2ogroup.com

415-658-6436